                                                                     EXHIBIT 14

                          REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND DIRECTORS
OF IGARAS PAPEIS E EMBALAGENS S.A.:

    We have audited the accompanying consolidated balance sheets of Igaras Papeis e Embalagens S.A. (formerly named Igaras Papeis e Embalagens Ltda.) as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years ended December 31, 1995, December 31, 1994 and November 30, 1993 and for the one-month period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Igaras Papeis e Embalagens S.A. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 1995, December 31, 1994 and November 30, 1993, and for the one-month period ended December 31, 1993 in conformity with generally accepted accounting principles in the United States of America.

                                          COOPERS & LYBRAND BIEDERMANN, BORDASCH

Sao Paulo, Brazil
January 19, 1996

                           IGARAS PAPEIS E EMBALAGENS S.A.
                             CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,
                                                      -------------------------
                                                         1995           1994
                                                       ---------      --------
                                                     (IN THOUSANDS OF DOLLARS)
ASSETS
Current Assets:
  Cash and equivalents . . . . . . . . . . . . . .    $  50,229       $  3,246
  Receivables. . . . . . . . . . . . . . . . . . .       21,897         18,111
  Inventories. . . . . . . . . . . . . . . . . . .       33,178         20,241
  Other assets . . . . . . . . . . . . . . . . . .        4,681          1,706
                                                      ---------       --------
    Total Current Assets . . . . . . . . . . . . .      109,985         43,304
  Property, Plant and Equipment, net                    231,562        205,459
  Deferred Tax Assets. . . . . . . . . . . . . . .        6,779          9,442
  Other Noncurrent Assets. . . . . . . . . . . . .        5,028          5,975
                                                      ---------       --------
    Total Assets . . . . . . . . . . . . . . . . .    $ 353,354      $ 264,180
                                                      ---------       --------
                                                      ---------       --------



    The accompanying notes are an integral part of the consolidated financial statements.

                           IGARAS PAPEIS E EMBALAGENS S.A.
                       CONSOLIDATED BALANCE SHEETS (CONTINUED)


                                                             DECEMBER 31,
                                                       -------------------------
                                                           1995        1994
                                                          -------     -------
                                                       (IN THOUSANDS OF DOLLARS)
LIABILITIES
Current Liabilities:
  Short-term debt . . . . . . . . . . . . . . . . . . . . $ 19,372    $  7,171
  Current portion of long-term debt . . . . . . . . . . .    9,427       7,546
  Accounts payable  . . . . . . . . . . . . . . . . . . .   13,106      11,041
  Income taxes  . . . . . . . . . . . . . . . . . . . . .   34,564         526
  Deferred income taxes . . . . . . . . . . . . . . . . .      100          57
  Other accrued liabilities . . . . . . . . . . . . . . .   13,709      10,456
                                                          --------    --------
    Total Current Liabilities . . . . . . . . . . . . . .   90,278      36,797
Long-Term Debt, less current portion  . . . . . . . . . .   11,424      15,315
Pension Fund. . . . . . . . . . . . . . . . . . . . . . .    1,922       1,898
Deferred Income Taxes . . . . . . . . . . . . . . . . . .   12,188      11,336
Other Noncurrent Liabilities  . . . . . . . . . . . . . .      931        --
                                                          --------    --------
    Total Liabilities                                      116,743      65,346
                                                          --------    --------
Contingencies and Commitments (Note 10)

SHAREHOLDERS' EQUITY
Preferred Stock
    Class A (No par value; 16 shares authorized,
     issued and outstanding in 1995 and 1994) . . . . . .      --         --
    Class B (No par value; 1 share authorized, issued
     and outstanding in 1995 and 1994). . . . . . . . . .       --         --
Common Stock (No par value; 116,999,983 shares
 authorized, issued and outstanding in 1995 and 1994) . .  170,984     170,984
Retained Earnings . . . . . . . . . . . . . . . . . . . .   65,627      27,850
                                                          --------    --------
    Total Shareholders' Equity. . . . . . . . . . . . . .  236,611     198,834
                                                          --------    --------
    Total Liabilities and Shareholders' Equity. . . . . . $353,354    $264,180
                                                          --------    --------
                                                          --------    --------


    The accompanying notes are an integral part of the consolidated financial statements.

                           IGARAS PAPEIS E EMBALAGENS S.A.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                              (IN THOUSANDS OF DOLLARS)



                                                             FOR THE YEARS ENDED
                                                    ----------------------------------------   ONE MONTH ENDED
                                                          DECEMBER 31,         NOVEMBER 30,     DECEMBER 31,
                                                    -----------------------     ------------   ---------------
                                                      1995           1994           1993            1993
                                                   --------       --------     ------------   ---------------
Net Sales. . . . . . . . . . . . . . . . . . . . . $275,551       $160,526       $131,135         $9,703
Cost of Sales. . . . . . . . . . . . . . . . . . .  139,011        105,869         94,187          7,514
Selling, General and Administrative Expenses . . .   19,049         15,622         12,158          1,232
Translation Losses, net. . . . . . . . . . . . . .    2,457          6,628         13,050            981
Other (Expense) Income, net. . . . . . . . . . . .   (6,502)           747         (1,091)            53
                                                    --------       --------       --------         ------
Income from Operations . . . . . . . . . . . . . .  108,532         33,154         10,649             29
Interest Income. . . . . . . . . . . . . . . . . .   16,171            889            563             54
Interest Expense . . . . . . . . . . . . . . . . .    5,909          7,976          1,852            448
                                                    --------       --------       --------         ------
Income (Loss) before Income Taxes. . . . . . . . .  118,794         26,067          9,360           (365)
Current Income Tax Expense . . . . . . . . . . . .   45,226          4,079          2,724            --
Deferred Income Tax Expense (Benefit). . . . . . .    3,558          3,769         (4,106)           --
                                                    --------       --------       --------         ------
Net Income (Loss). . . . . . . . . . . . . . . . . $ 70,010       $ 18,219       $ 10,742         $ (365)
                                                    --------       --------       --------         ------
                                                    --------       --------       --------         ------



    The accompanying notes are an integral part of the consolidated financial statements.

                           IGARAS PAPEIS E EMBALAGENS S.A.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (IN THOUSANDS OF DOLLARS)



                                                                FOR THE YEARS ENDED
                                                    ----------------------------------------  ONE MONTH ENDED
                                                          DECEMBER 31,          NOVEMBER 30,     DECEMBER 31,
                                                    ----------------------------------------  ---------------
                                                      1995           1994           1993             1993
                                                    --------       --------       --------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss). . . . . . . . . . . . . . . .   $ 70,010       $ 18,219       $ 10,742         $ (365)
Noncash Items Included in Net Income (Loss):
  Depreciation, amortization and cost of
   timber harvested. . . . . . . . . . . . . . .     14,847         15,231         15,036          1,409
  Deferred income tax expense (benefit). . . . .      3,558          3,769         (4,106)           --
  Pension expense. . . . . . . . . . . . . . . .        168            325            405             38
  Other, net . . . . . . . . . . . . . . . . . .       (313)          (132)          (221)          (189)
(Increase) Decrease in Current Assets:
  Receivables. . . . . . . . . . . . . . . . . .     (3,786)        (9,098)           250          1,556
  Inventories. . . . . . . . . . . . . . . . . .    (12,937)        (1,854)        (2,207)            (2)
  Other assets . . . . . . . . . . . . . . . . .     (2,975)            49            298            100
Increase (Decrease) in Current Liabilities:
  Accounts payable . . . . . . . . . . . . . . .      2,065          2,838          1,482           (444)
  Income taxes . . . . . . . . . . . . . . . . .     34,038            526         (3,052)           (35)
  Other current liabilities. . . . . . . . . . .      3,253          4,410          1,773         (2,930)
Increase (Decrease) in Other Noncurrent
 Liabilities . . . . . . . . . . . . . . . . . .        931            --            (912)           --
                                                   --------       --------       --------         ------

Net Cash Provided by (Used in) Operating
 Activities. . . . . . . . . . . . . . . . . . .    108,859         34,283         19,488           (862)
                                                   --------       --------       --------         ------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment . . .    (41,343)       (19,997)       (32,303)        (1,325)
Proceeds from Sales of Fixed Assets. . . . . . .        457            147            740              1
Decrease in Other Noncurrent Assets. . . . . . .        947             57          1,444            231
                                                   --------       --------       --------         ------

Net Cash Used in Investing Activities. . . . . .    (39,939)       (19,793)       (30,119)        (1,093)
                                                   --------       --------       --------         ------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Debt . . . . . . . . . .      2,051          2,540          2,018            --
Proceeds from Short-Term Debt. . . . . . . . . .     92,889         88,040         98,210          9,272
Payments on Debt . . . . . . . . . . . . . . . .    (84,644)       (97,909)       (83,354)        (6,677)
Dividends. . . . . . . . . . . . . . . . . . . .    (32,233)        (6,029)        (5,845)           --
                                                   --------       --------       --------         ------

Net Cash (Used in) Provided by Financing
 Activities. . . . . . . . . . . . . . . . . . .    (21,937)       (13,358)        11,029          2,595
                                                   --------       --------       --------         ------

Net Increase in Cash and Equivalents . . . . . .     46,983          1,132            398            640
Cash and Equivalents at Beginning of Period. . .      3,246          2,114          1,076          1,474
                                                   --------       --------       --------         ------

CASH AND EQUIVALENTS AT END OF PERIOD. . . . . .   $ 50,229       $  3,246       $  1,474         $2,114
                                                   --------       --------       --------         ------

Supplemental Disclosure of Cash Flow
 Information
Cash Paid during the Year for:
  Income Taxes . . . . . . . . . . . . . . . . .   $  8,583       $  3,582       $  6,622         $   35
  Interest . . . . . . . . . . . . . . . . . . .   $  6,982       $  7,993       $  1,183         $  612
                                                   --------       --------       --------         ------
                                                   --------       --------       --------         ------




    The accompanying notes are an integral part of the consolidated financial statements.

                          IGARAS PAPEIS E EMBALAGENS S.A.

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                              (IN THOUSANDS OF DOLLARS)


                                                       CLASS A        CLASS B                                     TOTAL
                                                      PREFERRED      PREFERRED     COMMON        RETAINED     SHAREHOLDERS'
                                                        STOCK          STOCK       STOCK         EARNINGS        EQUITY
                                                      ---------      ---------   --------        --------     --------------
BALANCES AT NOVEMBER 30, 1992                            $--             $--     $176,351        $11,128       $187,479
Net Income. . . . . . . . . . . . . . . . . .             --              --           --         10,742         10,742

Dividends of $0.005 per share on Common Stock             --              --           --         (5,845)        (5,845)
                                                       ---------      ---------   --------        -------       --------
BALANCES AT NOVEMBER 30, 1993                             --              --      176,351         16,025        192,376
Net Loss                                                  --              --           --           (365)          (365)
                                                       ---------      ---------   --------        -------       --------
BALANCES AT DECEMBER 31, 1993                             --              --      176,351         15,660        192,011
Net Income                                                --              --           --         18,219         18,219

Dividends of $0.052 per share on Common Stock             --              --           --         (6,029)        (6,029)
Capital Increase                                          --              --          264              --           264
Partial Spin-off                                          --              --       (5,631)             --        (5,631)

Conversion of Common Stock to Preferred Stock             --              --           --              --            --
                                                       ---------      ---------   --------        -------       --------
BALANCES AT DECEMBER 31, 1994                             --              --      170,984         27,850        198,834
Net Income                                                --              --           --         70,010         70,010

Dividends of $0.275 per share on Common Stock             --              --           --        (32,233)       (32,233)
                                                       ---------      ---------   --------        -------       --------
BALANCES AT DECEMBER 31, 1995                            $--             $--     $170,984        $65,627       $236,611
                                                       ---------      ---------   --------        -------       --------
                                                       ---------      ---------   --------        -------       --------


    The accompanying notes are an integral part of the consolidated financial statements.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  (A)  BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of Igaras Papeis e Embalagens S.A. (formerly named Igaras Papeis e Embalagens Ltda.) and its wholly-owned subsidiaries, Igaras Agro-Florestal Ltda. and Agrok Agro-Florestal Ltda. (herein referred to as "the Company"). All significant transactions and balances between the consolidated operations have been eliminated.

  (B)  PRINCIPLES OF TRANSLATION

  The accounting records of the Company are maintained in local currency. The Company's financial statements, including the adjustments made outside the local books of account, have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"), as follows:

    BALANCE SHEETS:
      Inventories; prepaid expenses; property, plant and
        equipment and related depreciation and cost of
        timber harvested; advances for energy supply and
        shareholders' equity. . . . . . . . . . . . . . . . . .   at historical
                                                                   exchange rates

      All other assets and liabilities . . . . . . . . . . . .    at the year end
                                                                   exchange rates of:

                                                              1995         1994
                                                            --------    --------
                                                            R$0.9725    R$  0.85
                                                            US$ 1.00    US$ 1.00

    STATEMENTS OF OPERATIONS:
      Cost of sales; depreciation; cost of timber
        harvested and amortization of other assets . . . . . . .   at historical
                                                                    exchange rates

      All other income and expense items . . . . . . . . . . . .   at the average
                                                                    exchange rate for
                                                                    the period


  All gains and losses on translation are included in income from operations.

  (C)  CASH AND EQUIVALENTS

  Cash and equivalents include time deposits, certificates and receipts of deposits and other marketable securities with original maturities of three months or less.

  (D)  INVENTORIES

  Inventories are stated at average cost which is lower than market.

  (E)  PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Cost includes capitalized interest incurred during the construction phase. In 1995, 1994 and 1993, $736,000, $468,000 and $1,933,000 of interest expense was capitalized, respectively.

  Expenditures for significant improvements, or for replacement parts, which extend the useful life of an asset for more than one year, are capitalized, while maintenance and repair costs are charged against operations as incurred.

  Gains and losses from normal retirement or replacement of property, plant and equipment are reflected in accumulated depreciation with no effect on current period earnings. The amount of related accumulated deferred losses, net of accumulated depreciation, was $460,000 and $522,000 as of December 31, 1995 and 1994, respectively. Gains and losses arising from abnormal disposals are included in income from operations.

 (F)  DEPRECIATION AND COST OF TIMBER HARVESTED

  Depreciation of cost is provided over the estimated useful lives of the related assets using the straight-line method.

  The estimated useful lives used in computing depreciation were as follows:


Land Improvements. . . . . . . . . . . . . . . . . . . . .      35 years
Buildings and Building Equipment . . . . . . . . . . . . .      35 years
Machinery, Equipment and Vehicles. . . . . . . . . . . . .      5 to 20 years
Furniture and Fixtures . . . . . . . . . . . . . . . . . .      16 years
Computer Hardware. . . . . . . . . . . . . . . . . . . . .      4 to 5 years


  Timber and timberlands are stated at cost. Cost of timber harvested is based on unit cost rates calculated using the total estimated yield of timber to be harvested and the unamortized timber costs.

 (G)  INCOME TAXES

  Deferred income taxes are recognized in accordance with SFAS No. 109, "Accounting for Income Taxes." The Standard requires, among other things, the use of the liability method of computing deferred income taxes. Under the liability method, the effect of changes in corporate tax rates on deferred income taxes is recognized currently as an adjustment to income tax expense. The liability method also requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

 (H)  REVENUE RECOGNITION

  The Company recognizes revenue primarily when goods are shipped to customers.

 (I)  USE OF ESTIMATES

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2 -- EFFECTS OF INFLATION

  Brazilian corporate law and tax regulations require monetary correction (price-level restatement) of permanent assets (fixed assets, deferred charges and permanent investments) and shareholders' equity accounts using the Ufir index published by the Brazilian Government.

  The computed monetary correction amounts are recorded in the respective Brazilian balance sheet accounts with the net amount recorded as a gain or loss in the Brazilian statement of operations. Net monetary correction gains are taxable, although to the extent that such gains exceed foreign exchange losses and monetary correction adjustments on local currency indebtedness, the payment of income tax thereon is deferred. Net monetary correction losses are deductible for income tax purposes.

NOTE 3 -- RECEIVABLES

  The components of receivables were as follows at December 31:


                                                     1995            1994
                                                   --------       --------
                                                   (IN THOUSANDS OF DOLLARS)
Trade                                              $ 38,743       $ 27,499
Less:
  Export Drafts Discounted with Recourse            (16,841)        (9,383)
  Allowance for Bad Debts                                (5)            (5)
                                                   --------       --------
                                                   $ 21,897       $ 18,111
                                                   --------       --------
                                                   --------       --------





    Export sales by geographic area were as follows:

                                                                    ONE MONTH
                                            YEARS ENDED               ENDED
                                   -----------------------------    ---------
                                     1995       1994       1993      12/31/93
                                   --------   --------   --------    --------
                                             (IN THOUSANDS OF DOLLARS)
Europe . . . . . . . . . . . . .   $28,348    $19,167    $16,036     $1,189
Asia-Pacific . . . . . . . . . .    28,395     18,620     13,418      1,019
Latin America, other than Brazil    27,454     19,103      9,524        703
                                    -------   -------    -------    -------

Total export sales . . . . . . .   $84,197    $56,890    $38,978     $2,911
                                    -------   -------    -------    -------
                                    -------   -------    -------    -------









  The remaining net sales for each of the periods presented were to customers which were not concentrated in any specific region, but were concentrated primarily in the consumer products industry. No single customer accounted for more than 10 percent of the Company's net sales, and there were no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

NOTE 4 -- INVENTORIES

  The major classes of inventories were as follows at December 31:


                                                           1995      1994
                                                           ------    ------
                                                       (IN THOUSANDS OF DOLLARS)
Finished Goods . . . . . . . . . . . . . . . . . . . .    $3,336    $1,598
Work-in-process. . . . . . . . . . . . . . . . . . . .       786       504
Raw Materials. . . . . . . . . . . . . . . . . . . . .    17,013     8,082
Maintenance Materials and Other Supplies . . . . . . .    13,638    11,369
Less: Reserve for Obsolete and Slow-moving Inventory .    (1,595)   (1,312)
                                                          -------   -------
                                                         $33,178   $20,241
                                                          -------   -------
                                                          -------   -------


NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

  The components of property, plant and equipment were as follows at December 31:


                                                          1995      1994
                                                        --------  --------
                                                      (IN THOUSANDS OF DOLLARS)
Land and Land Improvements . . . . . . . . . . . . . .  $  7,038  $  6,963
Buildings and Building Equipment . . . . . . . . . . .    32,318    31,564
Machinery, Equipment and Vehicles. . . . . . . . . . .   225,171   215,793
Furniture and Fixtures . . . . . . . . . . . . . . . .     4,179     3,976
Computer Hardware. . . . . . . . . . . . . . . . . . .     1,308     1,064
Construction in Progress . . . . . . . . . . . . . . .    27,629     8,031
                                                         --------  --------
                                                         297,643   267,391
Less: Accumulated Depreciation . . . . . . . . . . . .   124,927   118,084
                                                         --------  --------
                                                         172,716   149,307
Timber and Timberlands, less cost of timber harvested.    58,846    56,152
                                                         --------  --------
                                                        $231,562  $205,459
                                                         --------  --------
                                                         --------  --------




NOTE 6 -- LONG-TERM DEBT

  Long-term debt consisted of the following at December 31:


                                                                       ANNUAL
                          PRINCIPLE     PERIOD                        INTEREST
                             DUE      OUTSTANDING                       RATE                       1995           1994
                          ---------   -----------  ---------------------------------------------  ------         ------
                                                            (IN THOUSANDS OF DOLLARS)
Credibanco. . . . . . . .  Annually    1993 - 1997                       9.7%                     $1,679         $3,811
ING Bank. . . . . . . . .  Annually       1996        Libor + 2.5% (8.06% at December 31, 1995)       12          1,477
Frances e Brasileiro  . .  Monthly     1995 - 1999                       5.5%                      1,269          1,632
ING Bank. . . . . . . . .  Annually       1996        Libor + 2.5% (8.06% at December 31, 1995)    4,033           --
Finame. . . . . . . . . .  Monthly     1993 - 1996                      12.0%                        119            234
Finame. . . . . . . . . .  Monthly     1993 - 1998                      12.0%                      9,171         12,110
BNDES . . . . . . . . . .  Monthly     1994 - 1999                      10.8%                      2,156          2,388
BNDES . . . . . . . . . .  Monthly     1997 - 1999                      12.0%                        574           --
BNDES . . . . . . . . . .  Monthly     1997 - 2000                      12.5%                        877           --
BNDES . . . . . . . . . .  Monthly     1997 - 2000                      10.5%                        430           --
Others. . . . . . . . . .                                                                            531          1,209
                                                                                                --------        -------
                                                                                                  20,851         22,861
Less Current Portion. . .                                                                          9,427          7,546
                                                                                                --------        -------
                                                                                                 $11,424        $15,315
                                                                                                --------        -------
                                                                                                --------        -------



  Long-term debt maturities and expirations of funded long-term working capital commitments at December 31, 1995 were as follows:


                                                 (IN THOUSANDS OF DOLLARS)
         1996. . . . . . . . . . . . . . . . . .          $9,427
         1997. . . . . . . . . . . . . . . . . .           5,701
         1998. . . . . . . . . . . . . . . . . .           4,357
         1999. . . . . . . . . . . . . . . . . .           1,196
         2000. . . . . . . . . . . . . . . . . .             170
                                                         -------
                                                         $20,851
                                                         -------
                                                         -------



  No restrictions, guarantees or covenants are associated with long-term debt.

  The weighted average interest rate on short-term debt approximated six percent for 1995.

NOTE 7  -- OTHER ACCRUED LIABILITIES

    The components of other accrued liabilities were as follows at December 31:

                                                           1995          1994
                                                         -------       -------
                                                      (IN THOUSANDS OF DOLLARS)
Wages and Compensation . . . . . . . . . . . . . . . . . $ 6,654       $ 5,780
Value-Added and Other Taxes Payable. . . . . . . . . . .   4,731         2,061
Amount Due to Affiliates . . . . . . . . . . . . . . . .     624         1,262
Other. . . . . . . . . . . . . . . . . . . . . . . . . .   1,700         1,353
                                                         -------       -------
                                                         $13,709       $10,456
                                                         -------       -------
                                                         -------       -------


NOTE 8 -- PENSION FUND

    The Company maintains a noncontributory defined benefit plan to supplement the pension benefit provided by the Government pension system. The plan covers all employees meeting minimum eligibility requirements. Pension benefits are based primarily on years of service and the employee's compensation near retirement. The Company's funding policy is to contribute funds to trusts as necessary to maintain the plan on an actuarially sound basis. Plan assets are primarily invested in listed stocks and Brazilian government bonds.

    The components of the periodic pension expense were as follows for the following years and one-month period:

                                                  YEARS ENDED        ONE MONTH
                                            ----------------------     ENDED
                                              1995    1994    1993    12/31/93
                                            ----------------------   ----------
                                                   (IN THOUSANDS OF DOLLARS)
Service cost -- benefits earned
 during the year . . . . . . . . . . . . . .$  721   $ 503   $ 506       $ 42
Interest cost on projected benefit
 obligation  . . . . . . . . . . . . . . . .   469     311     300         25
Accrued return on plan assets gain . . . . .  (162)   (168)   (148)       (14)
Amortization of prior service cost . . . . .   112     112     112          9
                                            ------   -----   -----       ----
     TOTAL PENSION EXPENSE . . . . . . . . .$1,140   $ 758   $ 770       $ 62
                                            ------   -----   -----       ----
                                            ------   -----   -----       ----

    Certain assumptions used in determining the pension expense and net pension liability for 1995, 1994 and 1993 were as follows:


Discount rates . . . . . . . . . . . . . . . . . .  5% per year above inflation in Brazil
Rates of increase in future compensation levels. .  3% per year above inflation in Brazil
Expected long-term rates of return on assets . . .  5% per year above inflation in Brazil

     The following table sets forth the funded status of the plan as of December 31:

                                                         1995           1994
                                                       --------       --------
                                                            (IN THOUSANDS OF
                                                                DOLLARS)
Actuarial present value of:
  Vested benefit obligation. . . . . . . . . . . . .   $  5,181       $  4,516
                                                       --------       --------
  Accumulated benefit obligation . . . . . . . . . .   $  7,284       $  6,350
                                                       --------       --------
  Projected benefit obligation . . . . . . . . . . .   $(10,848)      $ (9,856)
Plan assets at fair value. . . . . . . . . . . . . .      6,806          4,647
                                                       --------       --------
Plan assets less projected benefit obligation. . . .   $ (4,042)      $ (5,209)
Unrecognized net gain. . . . . . . . . . . . . . . .        269          1,330
Unrecognized prior service cost. . . . . . . . . . .      1,795          1,907
                                                       --------       --------
Pension liability -- current . . . . . . . . . . . .   $    (56)      $    (74)
Pension liability -- long-term . . . . . . . . . . .     (1,922)        (1,898)
                                                       --------       --------
NET PENSION LIABILITY. . . . . . . . . . . . . . . .   $ (1,978)      $ (1,972)
                                                       --------       --------
                                                       --------       --------

    The unrecognized prior service cost is amortized on a straight-line basis over the average remaining service of employees, which approximates 23 years.

NOTE 9 -- INCOME TAXES
    During 1995, 1994 and 1993, the statutory income tax rates including the social contribution tax on ordinary profits were approximately 48 percent, 41 percent and 41 percent, respectively. The statutory income tax rate on agricultural profits including the social contribution tax was 32 percent for these years.

    On December 30, 1995, the government enacted Law No. 9249/95 changing the statutory income tax rate from 48 percent to 32 percent (including social contribution), effective January 1, 1996. The statutory income tax rate on agricultural profits continues to be 32 percent. This rate change caused a decrease of $1,848,000 in deferred income taxes which was recognized during 1995.

    Approximate tax effects of temporary differences giving rise to the net deferred tax assets and liabilities were as follows at December 31:


                                                           1995           1994
                                                          ------         ------
                                                            (IN THOUSANDS OF
                                                                  DOLLARS)
Deferred Tax Assets:
 Provision for loss on Electrobras bonds . . . . . . .    $1,043         $1,480
 Inflationary losses . . . . . . . . . . . . . . . . .     2,953          5,976
 Pensions. . . . . . . . . . . . . . . . . . . . . . .       612          --
 Miscellaneous . . . . . . . . . . . . . . . . . . . .     2,171          1,986
                                                          ------         ------
     TOTAL DEFERRED TAX ASSETS . . . . . . . . . . . .    $6,779         $9,442
                                                          ------         ------
                                                          ------         ------

                                                           1995           1994
                                                         -------        -------
                                                              (IN THOUSANDS OF
                                                                  DOLLARS)
Deferred Tax Liabilities:
 Inflationary profit . . . . . . . . . . . . . . . . .   $10,937        $10,296
 Property, plant and equipment . . . . . . . . . . . .     1,054            391
 Miscellaneous . . . . . . . . . . . . . . . . . . . .       297            706
                                                         -------        -------
     TOTAL DEFERRED TAX LIABILITIES. . . . . . . . . .   $12,288        $11,393
                                                         -------        -------
                                                         -------        -------


     The current and long-term portions of the net deferred tax liability were $100,000 and $12,188,000, respectively, in 1995, and $57,000 and $11,336,000, respectively, in 1994.

     The reported amount of income tax expense (benefit) on income (loss) before income taxes differs from the amount of income tax expense that would result from applying the Brazilian statutory income tax rate to income (loss) before income taxes for the following reasons:


                                                           Years
                                                           Ended
                                               1995        1994         1993
                                              -------     -------      -------
                                                    (In thousands of dollars)
Brazilian statutory expense. . . . . . . . .  $57,235     $10,515      $ 3,837
Accelerated depreciation . . . . . . . . . .   (8,069)     (3,372)       --
Tax benefit for anticipated tax payment. . .    --          --          (4,793)
Other, net . . . . . . . . . . . . . . . . .     (382)        705         (426)
                                              -------     -------      -------
INCOME TAX EXPENSE (BENEFIT) . . . . . . . .  $48,784     $ 7,848      $(1,382)
                                              -------     -------      -------
                                              -------     -------      -------


NOTE 10 -- CONTINGENCIES AND COMMITMENTS

    As of December 31, 1995, outstanding purchase commitments relating to capital projects totaled approximately $7 million.

NOTE 11 -- SHAREHOLDERS' EQUITY

    During December 1994, the Company changed from a limited liability company (Ltd.) to a public Company (S.A.). In addition, Riverwood sold just under 50 percent of its shares to Saragy S.A.

    The capital shares consist of 116,999,983 common shares, of which 58,499,992 common shares are owned by Riverwood and 58,499,991 common shares are owned by Saragy S.A. In addition, the Company authorized and issued 16 shares of Class A preferred stock and one share of Class B preferred stock. These preferred shares have preference in the event of a liquidation of the Company.

These preferred shares also have rights to dividends equal to those of the common shares. The Class A preferred shares do not have the right to vote and are not convertible into common shares. The one Class B preferred share does not have the right to vote, but can be converted into one common share of the Company on June 30, 2002 or sooner if such conversion is approved by a vote of at least 95% of the common shareholders.

    Earnings may be distributed only out of Reais retained earnings reflected in the books of Igaras Papeis e Embalagens S.A. As of December 31, 1995, the U.S. dollar equivalent of this amount available for distribution was approximately $24,500,000. Dividends remitted abroad were subject to a 15 percent withholding income tax.

NOTE 12 -- PARTIAL SPIN-OFF
    In November 1994, the Board of Directors approved the partial spin-off of assets of Igaras Papeis e Embalagens Ltda., creating Riverwood do Brasil Ltda.

    This newly formed company was created to manage the Riverwood's packaging machinery business. All shares issued were distributed to Riverwood. At November 30, 1994, the net assets of Riverwood do Brasil Ltda. were as follows:

                                                      (IN THOUSANDS
                                                       OF DOLLARS)
       Assets
        Current. . . . . . . . . . . . . . . . . . . .    $  553
        Property, plant and equipment. . . . . . . . .     5,078
                                                          ------
       NET ASSETS. . . . . . . . . . . . . . . . . . .    $5,631
                                                          ------
                                                          ------


    The impact of this spin-off on the Company's statements of operations is not material.

NOTE 13 -- RELATED PARTY TRANSACTIONS
    During the years ended December 31, 1995, 1994 and 1993, the Company purchased approximately $5.7 million, $4.0 million and $2.2 million, respectively, from related parties. Intercompany profits in ending inventory are not material at December 31, 1995 and 1994.

NOTE 14 -- OTHER (EXPENSE) INCOME, NET
    Other (Expense) Income, net in 1995 included approximately $3.6 million of expenses related to the settlement of certain sales tax matters and approximately $2.3 million of bonus compensation expenses.